Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Voluntarily Halts Clinical Studies with Clevudine in Hepatitis B Infected Patients

—	Company will increase focus on HCV pipeline

—	Conference call at 8:00 AM ET today

Princeton, NJ – (April 20, 2009) – Pharmasset, Inc. (Nasdaq: VRUS) announced today that after a discussion with its independent Data Safety Monitoring Board (DSMB) and the FDA, the company has decided to voluntarily terminate its Phase III QUASH studies of clevudine for the treatment of chronic hepatitis B (HBV) infection.

Pharmasset recently became aware of a number of spontaneous Serious Adverse Event reports and Events of Special Interest in patients receiving clevudine as prescribed therapy for hepatitis B in South Korea. Though only a small number of cases of mild to moderate myopathy, or muscle weakness associated with creatine kinase elevations, were reported in the QUASH studies, many of the patients in South Korea have had longer exposures to clevudine than patients in the QUASH studies and have reported more serious myopathy than have patients in the Pharmasset clinical trials. Given the number and severity of cases observed in South Korea, Pharmasset concluded it was in the best interest of patients to terminate the studies at this time.

“The safety of patients in the QUASH studies is our top priority and, therefore, we have decided to stop treatment with clevudine” stated Michelle Berrey, MD, MPH, Pharmasset’s Chief Medical Officer. “Although the number of cases of myopathy in the QUASH trials was low and the severity was mild, more severe reports from other trials and post marketing surveillance led us to believe the risk benefit ratio for clevudine was insufficient to continue development. We would like to take this opportunity to thank patients and our investigators for their participation in the QUASH studies.”

As part of the study shut down, Pharmasset plans to continue to collect safety data and to monitor patients after discontinuation of clevudine in the QUASH studies, but does not plan to submit study results to regulators as pivotal studies. Clevudine was licensed from Bukwang Pharmaceuticals of South Korea, where the drug is marketed under the trade name Levovir.

“While we are obviously disappointed with the outcome, we believe the decision to stop dosing is an appropriate one,” stated Schaefer Price, President and Chief Executive Officer. “Our full energy and resources in research and development will now be focused on our promising HCV pipeline. Our partner Roche will shortly initiate dosing in a phase 2b trial with R7128, and will report interim data from the INFORM-1 trial at the upcoming EASL meeting. Pharmasset’s unpartnered second generation HCV nucleoside, PSI-7851, is progressing well in a phase I trial and we expect to report the first antiviral data in the second half of 2009. In addition, we are collecting preclinical data from our research efforts to select a purine nucleos(t)ide for clinical development.”

Phase III QUASH Studies

The QUASH studies are international, multi-center, randomized, double-blind clinical trials of 30mg once daily clevudine compared with 10mg once daily adefovir for 96 weeks in patients with chronic hepatitis due to infection with e-antigen positive hepatitis B virus (QUASH 305) or e-antigen positive (QUASH 306) who have never been treated with drugs of the nucleoside class. The primary objective of the studies are to assess the effect of clevudine on reducing levels of virus in the blood and normalization of liver function at 48 weeks after initiating therapy.

Conference Call and Webcast

Members of Pharmasset’s management team will host a conference call today, Monday, April 20, 2009, at 8:00 a.m. ET to discuss the decision to terminate the studies. Investors may listen to the webcast of the conference call live on the “Events & Presentations” section of Pharmasset’s website, www.pharmasset.com. Alternatively, investors may listen to call by dialing (888) 806-6202 from locations in the U.S. and (913) 312-1502 from outside the U.S. The webcast replay will be available for at least 72 hours following the call.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and human immunodeficiency virus (HIV). Pharmasset is currently developing three product candidates. R7128, an oral treatment for chronic HCV infection, has completed a 4-week clinical trial in combination with PEGASYS plus COPEGUS through a strategic collaboration with Roche, and is initiating a Phase 2b trial. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial. PSI-7851, an unpartnered second generation HCV nucleotide analogue recently entered phase 1 studies.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation, the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and our Quarterly Report on Form 10-Q for the period ended December 31, 2008 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.